UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Bassett Furniture Industries, Incorporated

(Name of Registrant as Specified In Its Charter)

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BASSETT FURNITURE INDUSTRIES, INCORPORATED

Bassett, Virginia

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 19, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company”), will be held at the Company’s headquarters in Bassett, Virginia, on Thursday, April 19, 2007, at 11:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of eight Directors.

2.	A proposal to ratify the selection of Ernst & Young LLP as independent public accountants for the fiscal year ending November 24, 2007.

3.	Any and all other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 5, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

THE BOARD OF DIRECTORS WILL APPRECIATE THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

Robert H. Spilman, Jr. Chief Executive Officer and President

Bassett, Virginia

March 14, 2007

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Post Office Box 626, Bassett, Virginia 24055

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company”) to be held at the Company’s headquarters in Bassett, Virginia, at 11:00 a.m., local time, on Thursday, April 19, 2007. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about March 14, 2007.

Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefore. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised, by written request addressed to Barry C. Safrit, Chief Financial Officer, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock, par value $5.00 per share, of the Company (the “Common Stock”) held by them of record at the close of business on March 5, 2007, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands. The number of shares of Common Stock of the Company outstanding on March 5, 2007, was 11,825,973.

Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. If a quorum is present, Directors will be elected by a plurality of the votes cast and action on other matters submitted to the stockholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

Principal Stockholders and Holdings of Management

The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of March 1, 2007. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Dimensional Fund Advisors Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	1,029,631	(1)	8.71%

Franklin Resources, Inc. and related persons One Franklin Parkway San Mateo, CA 94403 Franklin Advisory Services, LLC One Parker Plaza, 16th Floor Fort Lee, NJ 07024	895,800	(2)	7.57%

Grace & White, Inc. 515 Madison Avenue, Suite 1700 New York, NY 10022	715,706	(3)	6.05%

(1)

Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment advisor or manager. Dimensional has sole investment and voting power with respect to all of these shares. Dimensional disclaims beneficial ownership of all such shares. The information provided is based upon a Schedule 13G dated February 1, 2007, filed by Dimensional.

(2)

Franklin Resources, Inc. (“FRI”), through its subsidiaries, Franklin Advisory Services, LLC (“FAS”) and Fiduciary Trust Company International (“FTC”), has sole investment power with respect to all of these shares and sole voting power with respect to 886,800 of such shares. FAS’s and FTC’s beneficial ownership of these shares results from each company acting as an investment advisor to one or more investment companies and other managed accounts. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI and may be deemed the beneficial owners of securities held by persons and entities advised by FRI’s subsidiaries. Each of FRI, FAS, FTC, Charles B. Johnson and Rupert H. Johnson, Jr. disclaims beneficial ownership of these shares. The information provided is based upon a Schedule 13G dated February 1, 2007, filed by FRI, FAS, Charles B. Johnson and Rupert H. Johnson, Jr.

(3)

Grace & White, Inc. (“Grace”), a registered investment advisor, has sole investment power with respect to all of these shares, which it holds on behalf of its clients, and sole voting power with respect to 179,516 of such shares. The information provided is based upon a Schedule 13G dated January 29, 2007, filed by Grace.

The following table sets forth, as of March 1, 2007, information as to the beneficial ownership of the Common Stock by all Directors and executive officers of the Company as a group and by the named Executive Officers who are not also nominees for Directors. Information with respect to the beneficial ownership of the Common Stock by the nominees for Directors is contained in the table under “Election of Directors.”

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Directors and executive officers as a group (18 persons)	1,261,684	[2,3]	10.11%

Barry C. Safrit, individually and as Trustee of the Bassett Employee Savings/Retirement Plan	462,761	[3,4]	3.89%

Keith R. Sanders	90,000	[4]	[1]

Charles T. King	16,501	[4]	[1]

Jason W. Camp	0		[1]

(1)	Less than 1% of the outstanding Common Stock.
(2)	Includes 652,919 shares subject to options held by Directors and executive officers that are currently exercisable or that are exercisable within 60 days.
(3)

Includes 395,942 shares held by the Company’s Employee Savings/Retirement Plan, for which Barry C. Safrit, Senior Vice President and Chief Financial Officer of the Company, has sole voting and dispositive power in his capacity as Trustee. Mr. Safrit disclaims beneficial ownership of these shares.

(4)	Includes shares subject to options that are currently exercisable or that are exercisable within 60 days as follows: Mr. Safrit 60,000; Mr. Sanders 90,000; and Mr. King 16,500.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, eight Directors will be elected to serve, subject to the provisions of the Bylaws, until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the eight nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder’s proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the eight nominees including such substitutes as shall be designated by the Board of Directors.

The eight nominees for election as Directors are listed below as Nominees. All of the nominees are currently members of the Board of Directors. All were elected to their current terms, which expire in 2007, at the Annual Meeting of Stockholders held on February 28, 2006. David A. Stonecipher is not standing for re-election and is listed below as a Retiring Director. His fellow directors and management of the Company join in expressing gratitude for the contributions he has made to the Company and its stockholders during his six years of service.

Name and Director Since	Age	Offices With the Company or Other Occupation During Past Five Years and Directorship	Amount and Nature of Common Stock Ownership	Percent of Common Stock Outstanding
NOMINEES:
Peter W. Brown, M.D. 1993	64	Partner, Virginia Surgical Associates (general surgery), since 1978. Director, Dominion Resources, Inc.	15,856[2]	[1]

Paul Fulton 1993	72	Chairman of the Board of the Company since 1997; Chief Executive Officer of the Company from 1997 to 2000; Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill from 1994 to 1997. Director of Bank of America Corporation, Lowe’s Companies, Inc., Sonoco Products, Inc., and William Carter Company.	39,724[2]	[1]

Howard H. Haworth 1997	72	President, The Haworth Group (personal and family investment group) since 1984; Chief Executive Officer from 1973 to 1984 and Chairman and Chief Executive Officer from 1983 to 1985 of Drexel Heritage Home Furnishings; Chairman Emeritus, North Carolina State Board of Education since 1995; Secretary of Commerce of the State of North Carolina from 1985 to 1987; Emeritus Member, Board of Directors, Wachovia Corporation.	14,044[2]	[1]

George W. Henderson, III 2004	58	Chairman of the Board, Propex Fabrics, Inc. 2004 to present; Former Chairman of the Board & CEO, Burlington Industries, Inc. (manufacturer of textile products) 1995 – 2003. Director, Lincoln National Corporation	2,563	[1]

Dale C. Pond 2002	60	Private Investor. Senior Executive Vice President, Merchandising/ Marketing, Lowe’s Companies, Inc. (home improvement retailer) from 1998 to 2005.	7,785[2]	[1]

Robert H. Spilman, Jr. 1997	50	President and Chief Executive Officer of the Company since 2000; President and Chief Operating Officer of the Company since 1997. Director, Ruddick Corporation.	361,233[2,3]	2.98%

William C. Wampler, Jr. 2004	47	Member, Senate of the Commonwealth of Virginia since 1988; Retired Officer, U.S. Army Reserve; Managing Member of Wampler Consulting Group, LLC since 1998; Director, New Peoples Bankshares, Inc.	2,063	[1]

William C. Warden, Jr. 2004	54	Private Investor. Executive Vice President, Lowe’s Companies, Inc. from 1996 – 2003.	2,563	[1]

Retiring Director:
David A. Stonecipher 2001	65	Private Investor. Chairman of the Board, Jefferson-Pilot Corporation (a diversified holding company primarily engaged in the sale of life insurance and investment products and the operation of broadcast facilities) from 2004 to 2006, Chairman and CEO from 2001 to 2004, and Chairman, President and CEO from 1998 to 2001. Director, Lincoln National Corporation.	15,330[2]	[1]

(1)	Less than 1% of the outstanding Common Stock.
(2)

Includes shares subject to options that are currently exercisable or exercisable within 60 days as follows: Peter W. Brown 6,000; Paul Fulton 15,000; Howard H. Haworth 8,500; Dale C. Pond 4,500; Robert H. Spilman, Jr. 276,668; and David A. Stonecipher 5,500.

(3)	Includes 12,171 shares held by Mr. Spilman’s wife, 21,892 shares held by his children and 13,962 shares held in trusts of which Mr. Spilman is the beneficiary.

The Board of Directors and its Committees

The Board of Directors met four times during the 2006 fiscal year. Each Director attended at least 75% of the meetings of the Board of Directors and committees on which such Director served. The Board of Directors’ committees include an Audit Committee and an Organization, Compensation and Nominating Committee. The charters for each of these committees are available on the Company’s website at www.bassettfurniture.com. It is the policy of the Company that Directors should attend annual meetings of stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting, and all Directors attended last year’s annual meeting except for the Hon. William Wampler, Jr., whose duties at a session of the Virginia Senate precluded his attendance.

Security holders may send communications to the Board of Directors by mailing the same addressed to Board of Directors (or addressed to a specific individual director), Bassett Furniture Industries, Inc., P.O. Box 626, Bassett, Virginia 24055.

The Audit Committee is composed of Messrs. Warden, Haworth, Henderson and Stonecipher. Among other things, the Audit Committee engages or dismisses independent auditors; approves all audit, audit-related and other auditor fees and services; reviews, evaluates and monitors the performance of audit activities; reviews periodic financial filings; and reviews internal audit activities. The Audit Committee met eleven times during the 2006 fiscal year.

The Organization, Compensation and Nominating Committee is composed of Dr. Brown, Mr. Pond and the Hon. Wampler. The Organization, Compensation and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to executive compensation; establishes, reviews and recommends changes to the organizational structure of the Company so as to utilize the management resources to best respond to the changing demands of the marketplace; reviews the individual performance of each Director in terms of overall contribution to the betterment of the Company, including meeting attendance and participation; reviews the composition of the Board; and recommends a slate of Directors for nomination to the Board. The Organization, Compensation and Nominating Committee met four times during the 2006 fiscal year.

The Organization, Compensation and Nominating Committee will consider director candidates recommended by stockholders. A stockholder requesting that a recommendation be reviewed by the Organization, Compensation and Nominating Committee should submit such information as the stockholder deems pertinent for service on the Board, such as age, experience and skills, and any other information required to be disclosed in a proxy statement regarding the prospect. This information must be accompanied by the prospective candidate’s written consent to serve on the Board of Directors if nominated and elected. This information should be received by the Secretary of the Company at P.O. Box 626, Bassett, Virginia 24055, by November 24, 2007.

The Organization, Compensation and Nominating Committee evaluates candidates taking into account their individual skills and characteristics relative to the skills and characteristics of the current Board as a whole. Factors considered include diversity, age and such skills (e.g., an understanding of appropriate technologies, work experience relevant to the Company’s businesses, and decision-making ability) as are suited to the Company’s and the Board’s needs at the time.

Two members of the Organization, Compensation and Nominating Committee are selected each year to identify, screen, interview and submit Director candidates to the Organization, Compensation and Nominating Committee. Prospective candidates are typically identified by current non-management or former members of the Board. This process begins after an annual assessment and report by the Organization, Compensation and Nominating Committee to the full Board.

The Board has determined that each of Dr. Brown, the Hon. Wampler and Messrs. Haworth, Henderson, Pond, Stonecipher and Warden are independent, as defined by NASDAQ. In addition, the Board of Directors has determined that Mr. Henderson is an “audit committee financial expert” as defined in the regulations promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four Directors and operates under a written charter adopted January 27, 2006, by the Board of Directors and annually reassessed and updated, as needed, in accordance with applicable rules of the SEC and NASDAQ. Each of the members of the Audit Committee is independent, as defined by NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing independent audits of the Company’s financial statements and internal control over financial reporting (as well as management’s assessment thereof) and issuing their reports thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee also selects the Company’s independent auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by auditing standards generally accepted in the United States, including the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 25, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also recommends that the shareholders ratify the retention of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending November 24, 2007.

Audit Committee:

William C. Warden, Jr., Chairman

David A. Stonecipher

Howard H. Haworth

George W. Henderson, III

Organization, Compensation and Nominating Committee Report

The Organization, Compensation and Nominating Committee of the Board of Directors (the “Committee”) has developed and annually reviews governance guidelines for the Company and the Board. The Committee has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the Directors who comprise the Committee have developed executive compensation policies that are consistent with, and directly linked to, the Company’s business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the household furniture environment. The members of the Committee periodically select independent consultants to develop recommendations on compensation philosophy and for executive and board compensation. The Committee deliberates on matters affecting executive and board compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Committee to satisfy tax law and other requirements.

The key principles which the Committee emphasizes in developing compensation programs affecting senior executives are:

•	Paying for performance that emphasizes corporate, business unit and individual achievement.

•	Motivating senior executives to the achievement of strategic and tactical business goals and objectives and rewarding outstanding achievement.

•	Linking the interests of senior executives with the long-term interests of the stockholders through ownership of the Common Stock.

As the level of responsibility increases, an executive’s compensation will be proportionately at greater risk, reflecting the rewards earned as a result of goal attainment. As responsibility increases, the compensation mix will rely increasingly on the value of stock awards.

Section 162(m) of the Internal Revenue Code (the “Code”) imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is generally the Company’s policy to seek to qualify the performance-based components of its compensation program for this exclusion from the Section 162(m) limitation as necessary to maximize the deductibility of executive compensation so long as doing so is consistent with the Committee’s objectives for executive compensation.

The four components of executive compensation are:

Base Salary. In recent years the base salaries have been kept at relatively fixed levels to reflect the general economic conditions of the industry and to keep fixed costs under control. The Committee and the Company emphasize rewards in the total compensation context (i.e., with greater emphasis on at-risk compensation), rather than appreciably increasing base salary.

Annual Incentive Bonuses. Annual incentives are established for each executive in the form of a percentage of base salary. Bonus targets are based on performance criteria related to achievement of the Company’s annual plans, such as operating income, earnings per share, cash flow, segment operating income and sales, and bonus targets include, to a certain extent, individualized goals based on areas of responsibility. In recent years, and for the current fiscal year (with bonus based on achieving operating income goals), more emphasis (and reward) has been placed on improving cash flow and managing the balance sheet to reflect the Company’s response to market conditions and efforts to position the Company for earnings growth as the overall market improves. The determination of the amount of any bonus to be paid is made after the end of the year based on the degree to which the performance criteria have been met. No bonuses were paid to the Company’s executive officers for the 2006 fiscal year because the threshold performance criteria were not achieved.

Stock Option Grants. Grants of stock options to the Company’s executives under the Company’s stock option plans provide incentives to achieve the Company’s long-term performance objectives. Whether a grant will be made to an executive officer, and if so in what amount, is determined by the Committee based on the Committee’s subjective evaluation of the executive officer’s potential contribution to the Company’s future success, the level of incentive already provided by the number and terms of the executive officer’s existing stock option holdings and the market price of the Company’s Common Stock. The only stock options awarded to executive officers or other key managers in fiscal year 2006 were a grant covering 150,000 shares awarded to a new executive officer who joined the Company in July 2006.

Other Components of Executive Compensation. Benefits offered to executive officers are similar to those offered to all employees, with certain variations to promote tax efficiency and the replacement of benefits lost due to regulatory limitations. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. In addition, the Company provides a limited number of perquisites to its executive officers. The Committee believes that its perquisites are reasonable and consistent with the overall executive compensation program. These perquisites may include such personal benefits as executive physicals and supplemental health insurance.

Chief Executive Officer’s 2006 Compensation. The base salary component of Mr. Spilman’s compensation for fiscal 2006 was $335,000, up from $325,000 in fiscal 2005 and $318,000 in fiscal 2004. Mr. Spilman’s bonus is based on quantifiable, objective performance measures set at the beginning of the year (which for fiscal 2006 related to operating income). No bonus was paid to Mr. Spilman for fiscal 2006 because the threshold performance criteria were not achieved.

For fiscal year 2007, the Organization, Compensation and Nominating Committee has again established performance criteria designed to enhance stockholder value. These criteria are heavily weighted toward improved operating earnings consistent with the financial objectives of the Company and representative of the success needed to ensure growth and profitability.

Dale C. Pond, Chairman

William C. Wampler, Jr.

Peter W. Brown

Stockholder Return Performance Graph

Presented below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Standard & Poor’s 500 Index and the Company’s peer group for the period commencing November 24, 2001 and ending November 25, 2006, covering the Company’s five fiscal years ended November 25, 2006. The Company’s peer group consists of seven publicly traded companies: the Company, Chromcraft Revington Inc., Ethan Allen Interiors, Inc., Furniture Brands International, Inc., La-Z-Boy Incorporated, the Rowe Companies and Stanley Furniture Company, Inc., each of which is in the household furniture industry. This graph assumes that $100 was invested on November 24, 2001 in the Company’s Common Stock, the S&P 500 Index and the peer group and that dividends were reinvested.

	11/24/2001	11/29/2002	11/28/2003	11/26/2004	11/25/2005	11/24/2006
Bassett	100.00	96.47	124.10	156.37	151.97	150.32
S&P 500	100.00	83.49	96.08	108.44	117.59	131.82
Peer Group	100.00	106.82	104.06	102.98	95.25	87.95

Hemscott, Inc. supplied the data for the Company, the S&P 500 Index and the Company’s peer group.

Executive Compensation

The table below shows the compensation paid or accrued by the Company for the three fiscal years ended November 25, 2006, to or for the account of the Chief Executive Officer and the Company’s four other most highly compensated officers who were serving at the end of the fiscal year (collectively, the “named Executive Officers”).

Summary Compensation Table

		Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compen- sation ($)(2)		Restricted Stock Award(s) ($)	Securities Underlying Options (#Sh)	All Other Compen- sation ($)(3)
Robert H. Spilman, Jr. President and Chief Executive Officer	2006 2005 2004	335,000 325,000 318,000	0 150,514 23,751	— — —		0 0 0	0 0 50,000	27,069 24,767 23,125

Keith R. Sanders Executive Vice President – Operations	2006 2005 2004	200,000 195,000 190,000	0 57,797 7,477	— — —		0 0 0	0 0 20,000	5,641 4,660 4,830

Barry C. Safrit Senior Vice President and Chief Financial Officer	2006 2005 2004	175,000 170,000 162,000	0 50,387 13,356	— — —		0 0 0	0 0 20,000	4,795 4,217 4,155

Charles T. King(4) Vice President, Retail Licensee Program	2006 2005 2004	147,500 139,667 119,425	0 28,676 3,689	— — —		0 0 0	0 0 12,500	4,465 3,297 2,937

Jason W. Camp(5) Senior Vice President, Retail	2006	143,462	0	32,542	(6)	0	150,000	-0-

(1)	The salaries shown above include deferred compensation for each named Executive Officer under the Section 401(k) qualified, defined contribution Employee Savings/Retirement Plan.
(2)	No named Executive Officer other than Mr. Camp has received personal benefits during the listed years in excess of the lesser of $50,000 or 10% of annual salary and bonus.
(3)

Includes amounts accrued under a deferred compensation agreement with one of the named Executive Officers and Company matching contributions under the Company’s Employee Savings/Retirement Plan. During the 2006 fiscal year, the amount accrued under the deferred compensation agreement with Mr. Spilman was $16,949.

(4)	Mr. King resigned from the Company effective January 12, 2007.
(5)	Mr. Camp joined the Company effective July 10, 2006.
(6)	Includes a relocation allowance in the amount of $31,599.

The table below shows the individual grants to the Named Executive Officers of stock options during the fiscal year ended November 25, 2006.

Option/SAR Grants In Last Fiscal Year

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of securities underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Jason W. Camp	150,000	(2)	100%	16.96	7/9/2016	1,600,500	4,054,500

(1)

The potential realizable values in the table assume that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2)

The options awarded to Mr. Camp were granted on July 10, 2006, and will become exercisable at the rate of 25% on each of the first four anniversaries of the grant date. The options were granted with an exercise price equal to the market price of the Common Stock at the time of grant.

The table below shows, on an aggregated basis, the exercise of stock options during the fiscal year ended November 25, 2006 by each named Executive Officer and the 2006 fiscal year-end value of unexercised in-the-money stock options.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

Name	Shares Acquired on Exercise (#Sh)	Value Realized($)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#Sh)(1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)(2) Exercisable/ Unexercisable
Robert H. Spilman, Jr.	0	0	276,668/0	272,453/0
Keith R. Sanders	0	0	90,000/0	40,200/0
Barry C. Safrit	0	0	60,000/0	51,500/0
Charles T. King	0	0	29,500/0	54,810/0
Jason W. Camp	0	0	0/150,000	0/63,000

(1)	No SARs were exercised in 2006 and there were no SARs outstanding at the 2006 fiscal year-end.
(2)	Represents the difference between the fair market value of the Company’s Common Stock and the exercise price at the 2006 fiscal year-end.

Supplemental Retirement Income Plan

The Company has a Supplemental Retirement Income Plan (the “Supplemental Plan”) that covers two current and certain former employees to promote their long service and dedication and to provide an additional retirement benefit. Upon retirement, the Supplemental Plan provides for lifetime monthly payments in an amount equal to 65% of the participant’s final average compensation as defined in the Supplemental Plan, which amount is reduced by (i) 50% of old age social security benefits, (ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a Defined Benefit Plan that was terminated in 1977. There is no provision under the Supplemental Plan for a disability benefit if a participant’s employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, will continue to be covered by the Supplemental Plan. The death benefit is divided into (a) prior to retirement death, which pays the beneficiary 50% of final average annual compensation for a period of 120 months, and (b) post-retirement death, which pays the beneficiary 200% of final average compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement, other than a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Plan in the event of an employment termination resulting from a change of control. The executives covered under this Supplemental Plan have waived participation in the Company’s group life insurance program.

Assuming no change in the rate of compensation for Robert H. Spilman, Jr., after November 25, 2006, it is projected that the benefit that would otherwise have been payable on retirement at age 65 to Mr. Spilman will be fully offset by the benefits calculated (using the aforementioned formula) to be payable from Company contributions to the Employee Savings/Retirement Plan. Mr. Spilman is the only named Executive Officer participating in the Supplemental Plan.

Deferred Compensation Agreement

Robert H. Spilman, Jr. has entered into a Deferred Compensation Agreement with the Company pursuant to the Executive Deferred Compensation Plan. Under that agreement, Mr. Spilman deferred a portion of his compensation over a four-year period. Upon Mr. Spilman’s retirement at age 65, death or disability, he would be entitled to the following annual payments for a fifteen year period: upon his retirement, $108,125; upon his death, $19,762; and upon his disability, $8,200.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as Directors. Directors who are not employees of the Company receive an annual retainer fee of $20,000 and a fee of $1000 per committee or board meeting attended in person ($500 if attended by telephone). Chairpersons of the Board of Directors’ standing committees receive an additional fee of $1,000 per Board meeting, and the chairperson of the Audit Committee receives an additional annual retainer fee of $10,000. Under the 2005 Non-Employee Directors Stock Incentive Plan (the “Non-Employee Directors Plan”), each non-employee director receives an annual grant of restricted stock on the first day of the month following the Annual Meeting of Stockholders equal to $15,000 divided by the fair market value of the Company’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 25, 2006, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial stockholders were complied with.

Equity Compensation Plan Information

The following table provides information as of November 25, 2006 with respect to shares of Company Common Stock that may be issued under existing equity compensation plans, including the 1993 Long Term Incentive Stock Option Plan, the 1997 Employee Stock Plan, the 1993 Stock Plan for Non-Employee Directors, the 2000 Employee Stock Purchase Plan, and the 2005 Non-Employee Directors Incentive Plan. All Equity compensation plans currently in place have been approved by the stockholders.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(1)	1,415,910	$20.54	537,173	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	N/A	N/A	N/A

Total	1,415,910	$20.54	537,173	(2)

(1)

Includes the following plans: 1993 Long Term Incentive Stock Option Plan, 1997 Employee Stock Plan (“1997 Plan”), 1993 Stock Plan for Non-Employee Directors, 2000 Employee Stock Purchase Plan (“2000 ESPP”) and the 2005 Non-Employee Directors Incentive Plan (“2005 Directors Plan”).

(2)	Includes shares available under the 1997 Plan (144,853), the 2000 ESPP (303,261) and the 2005 Directors Plan (89,059).
(3)	There are no equity compensation plans in place not approved by stockholders.

OTHER TRANSACTIONS

The Company purchases glass used in the manufacture of furniture from Glasscraft, a division of Vitro, S.A. de C.V. (“Vitro”). William Rhodes, a brother-in-law of William C. Warden, Jr., a Director of the Company, is an independent sales representative for Glasscraft and receives commissions on Vitro’s sales to the Company. In fiscal year 2006, the Company made payments of $347,000 to Vitro resulting in commissions of $8,675 to Mr. Rhodes.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 24, 2007. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of Ernst & Young LLP is considered well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Other Fees

Audit Fees. The aggregate fees billed by Ernst & Young LLP for audit services (audit of the Company’s annual financial statements, audit of internal control over the Company’s financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, and assistance with and review of SEC filings, and, in 2006, SEC comment letters and responses) for fiscal year 2006 and fiscal year 2005 were $726,495 and $536,000, respectively.

Audit-Related Fees. There were no fees billed by Ernst & Young LLP in fiscal year 2006 for audit-related services not otherwise reported in the preceding paragraph, and such fees for fiscal year 2005 were for accounting consultations related to Company acquisitions and were $21,000.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in fiscal year 2006 and fiscal year 2005 for tax compliance and, in 2006, state tax planning services were $166,285 and $119,000, respectively.

All Other Fees. There were no other fees billed by Ernst & Young LLP in fiscal year 2006 and fiscal year 2005 for any other services. None of the services provided by Ernst & Young LLP consisted of financial information systems design or implementation services.

The Audit Committee considered whether, and determined that, the auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence. The Company intends to continue using Ernst & Young LLP solely for audit and audit-related services, and tax compliance services. In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve audit and non-audit services when the Audit Committee is not in session. Any decisions by the chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services above for fiscal year 2006 were pre-approved by the full Audit Committee.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending November 24, 2007, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the Proxy Statement

Any proposal that a stockholder intends to present for action at the 2008 Annual Meeting of Stockholders must be received by the Company no later than November 22, 2007, in order for the proposal to be included in the proxy statement and form of proxy for the 2008 Annual Meeting of Stockholders. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Such proposals should be sent to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

Other Stockholder Proposals and Nominations

The Company’s Bylaws prescribe the procedures that a stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a stockholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

A stockholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than January 18, 2008, for nominations to be made at the 2008 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A stockholder who desires to bring any other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than November 9, 2007 for business to be acted upon at the 2008 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting.

With respect to stockholder proposals not included in the Company’s proxy statement for the 2008 Annual Meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act, including with respect to proposals received by the Company after November 9, 2007.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 25, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAY R. HERVEY, SECRETARY, BASSETT FURNITURE INDUSTRIES, INCORPORATED, POST OFFICE BOX 626, BASSETT, VIRGINIA 24055.

PROXY	BASSETT FURNITURE INDUSTRIES, INCORPORATED

Proxy Solicited by the Board of Directors for the

Annual Meeting to be held on April 19, 2007

The undersigned hereby appoints Jay R. Hervey and Barry C. Safrit, each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $5.00 par value Common Stock of the undersigned in Bassett Furniture Industries, Incorporated at the Annual Meeting of Shareholders of the Company to be held on April 19, 2007, and at any adjournments thereof. The Board of Directors recommends voting FOR on items 1 and 2.

1. ELECTION OF DIRECTORS: Nominees are Peter W. Brown, M.D., Paul Fulton, Howard H. Haworth, George W. Henderson, III, Dale C. Pond, Robert H. Spilman, Jr., William C. Wampler, Jr., and William C. Warden, Jr.

☐ FOR all listed nominees (except do not vote for	☐ WITHHOLD AUTHORITY to vote for all the
nominee(s) whose name(s) I have written below)	nominees listed above

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent public accountants for the fiscal year ending November 24, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS CARD.

THIS PROXY will be voted as specified herein and, unless otherwise directed, will be voted FOR the election of all nominees as Directors, and FOR the selection of independent public accountants. The Board of Directors recommends voting FOR on Items 1 and 2.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the accompanying Proxy Statement attached thereto.

Signed:

Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such.

Dated:	, 2007
Please mark, sign, date and return the proxy card using the enclosed envelope.